Exhibit 99.1
F & M Bank Corp. – News

F & M BANK CORP. ANNOUNCES SHARES AUTHORIZED UNDER REPURCHASE PLAN

TIMBERVILLE, VA – November 3, 2016 – F & M Bank Corp. (OTCBB: FMBM), parent company of Farmers & Merchants Bank, announced that its Board of Directors approved a stock repurchase program for up to 150,000 shares of its common stock. Repurchases may be made through privately negotiated or open market transactions, including a trading plan pursuant to Rule 10b5-1 and/or Rule 10b-18 of the Securities Exchange Act of 1934. The timing, quantity and price of the repurchased shares will be at the Company’s discretion and will depend on a number of factors, including the market price of the shares, trading restrictions, business and economic conditions, and other factors. There is no assurance that the Company will repurchase any shares under this program, but, repurchased shares will become authorized but unissued shares of common stock.

F & M Bank Corp. is an independent, locally-owned, community bank holding company, offering a full range of financial services, through its subsidiary bank, Farmers & Merchants Bank’s twelve banking offices in Rockingham, Shenandoah, Page and Augusta Counties, Virginia. Additional information may be found by contacting us on the internet at www.fmbankva.com or by calling (540) 896-8941.

This press release may contain “forward-looking statements” as defined by federal securities laws, which may involve significant risks and uncertainties. These statements address issues that involve risks, uncertainties, estimates and assumptions made by management, and actual results could differ materially from the results contemplated by these forward-looking statements. Factors that could have a material adverse effect on our operations and future prospects include, but are not limited to, changes in: interest rates, general economic conditions, legislative and regulatory policies, and a variety of other matters. Other risk factors are detailed from time to time in our Securities and Exchange Commission filings. Readers should consider these risks and uncertainties in evaluating forward-looking statements and should not place undue reliance on such statements. We undertake no obligation to update these statements following the date of this press release.

SOURCE:	F & M Bank Corp.
CONTACT:	Neil Hayslett, EVP/CAO, Farmers & Merchants Bank540-896-8941 or nhayslett@fmbankva.com